Exhibit 99.1

news release

Contacts: Phoenix Technologies Ltd. Randy Bolten, Senior VP & CFO 408-570-1000 Investor_Relations@phoenix.com	Sapphire Investor Relations, LLC Erica Mannion 408-570-1319 Investor_Relations@phoenix.com

For Immediate Release

Phoenix Technologies Provides Fiscal Third Quarter

Financial Update

SAN JOSE, CA: July 9, 2003 — Phoenix Technologies Ltd. (NASDAQ: PTEC), for more than two decades the company driving the global software standard at the core of hundreds of millions of PC systems and connected digital devices, today announced that the Company’s revised revenue estimate for the quarter ended June 30, 2003, is in the range of $20.0 to $21.0 million, which is below previously issued guidance.

The shortfall in revenues was due to a decrease in the Company’s traditional PC BIOS revenues. Applications and non-PC revenues accounted for at least 25% of total revenues, ahead of previously issued guidance. Expenses were in line with previously stated guidance. However, the Company cannot provide an estimate of net income (loss) and earnings (loss) per share until it has completed an assessment of its tax liabilities and other non-operating expenses. At June 30, 2003 the Company had approximately $50.6 million in cash and short-term investments.

The Company will conduct its regularly scheduled Third Quarter earnings conference call on Thursday, July 17, 2003 at 1:30 p.m. PDT. Interested parties are invited to listen to a live audio web cast of Phoenix’s quarterly conference call on the investor relations section of the Company’s website at www.phoenix.com. A replay of the web cast will be available at approximately 3:30 p.m. PDT. The web cast replay will remain available for 15 calendar days following the conference call. An audio replay of the conference call will also be available approximately one hour following the conclusion of the call. The audio replay will be available until July 20 and can be accessed by dialing 888-203-1112 and entering reservation number 659475.

About Phoenix

Founded in 1979, Phoenix Technologies (NASDAQ: PTEC) helped launch the digital revolution when it created the industry’s leading machine-independent BIOS software, which ships in more than 100 million new systems each year. Phoenix continues to leverage that core-level experience to develop many other vital solutions at multiple points in the foundation of PCs and digital devices. Today, Phoenix solutions activate, secure, connect, and recover the world’s best-known systems. These solutions operate from a Core Managed Environment (cME), where they’re built in and protected from viruses, user errors, hackers, and corruption. Phoenix is headquartered in San Jose, Calif. USA (Silicon Valley), with offices in global business and technology centers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed November 25, 2002 and Form 10-Q filed on May 2, 2003.

Phoenix and Phoenix Technologies are registered trademarks of Phoenix Technologies Ltd.